EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

Company well positioned for 2004; high fuel prices remain a challenge

HOUSTON, Jan. 20, 2004 -- Continental Airlines (NYSE: CAL) today reported fourth quarter net income of $47 million ($0.67 diluted earnings per share). These results include additional net income of $85 million relating to special items, primarily driven by the sale of interests in Hotwire and Orbitz, as outlined in the attached table, "Summary of Special Items."

Excluding the special items, Continental's loss per share was $0.58 for the quarter, which compares favorably to the First Call mean estimate of $ 0.81 loss per share. The results, excluding special items, are a 65 percent improvement over the fourth quarter 2002 loss per share of $1.67.

Continental's net income for the full year was $38 million ($0.58 diluted earnings per share). Excluding special items ($136 million after taxes) and the government security fee reimbursement ($111 million after taxes), the net loss for the year would have been $209 million.

"Our cost reduction efforts have successfully prepared us for a tough revenue environment in 2004," said Continental's Chairman and CEO Gordon Bethune. "However, it's going to be a struggle to break even this year with persistently high fuel prices."

Fourth Quarter Revenue and Capacity

Passenger revenue for the quarter was $2.1 billion, 8.4 percent higher than the same period last year as a result of record mainline and regional load factors. Continental's mainline load factor in the fourth quarter of 2003 was 75.5 percent, up 4.4 points over the same period in 2002. Mainline revenue passenger miles increased 6.3 percent on flat capacity compared to the fourth quarter of 2002. Mainline yields continued to be weak during the quarter, decreasing 2.1 percent year-over-year.

Revenue passenger miles for Continental's regional operations were up 51.3 percent on a capacity increase of 39.3 percent during the fourth quarter of 2003, compared to the fourth quarter of 2002. The airline's regional load factor was 70.4 percent in the fourth quarter, a 5.7 point increase over the same period in 2002.

Continental recorded an increase in mainline revenue per available seat mile (RASM) of 3.8 percent in the fourth quarter of 2003 over the same period last year, maintaining its domestic length-of-haul adjusted yield and RASM premiums to the industry. Pacific load factors in the fourth quarter improved more than 10 points year-over-year due to the negative impact last December of supertyphoon Pongsona on Micronesia results, and improved year-over-year Trans-Pacific bookings. Period to period comparisons of passenger revenue, RASM and available seat miles (ASMs) by geographic region for the company's mainline and regional operations are shown below:

Increase (Decrease) in Fourth Quarter 2003 vs. Fourth Quarter 2002

Passenger Revenue RASM ASMs

Domestic 2.4% 2.6% (0.2)%

Latin America 1.4% 4.5% (3.0)%

Trans-Atlantic 9.3% 5.6% 3.5%

Pacific 12.1% 11.6% 0.5%

Total Mainline 4.0% 3.8% 0.1%

Regional 36.4% (2.0)% 39.3%

Other revenue for the quarter includes $24 million of additional income due to a change in the expected redemption of frequent flyer mileage credits sold versus original estimates. Revenue from the sale of mileage credits is deferred and recognized when transportation is likely to be taken, based on estimates of the fair value of tickets to be redeemed.

Operational Results

Continental continued its outstanding operational performance in 2003, with the airline reporting a record 104 days without a single flight cancellation. With passenger traffic at record levels, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 82.0 percent and a completion factor of 99.2 percent for the year.

"In spite of two blizzards and record load factors, our team did an excellent job to ensure our customers had a great holiday travel experience," said Larry Kellner, Continental's president and chief operating officer. "Over the 12 day December holiday period, Continental cancelled only five of 11,982 flights."

Sales at continental.com continued on a record pace, increasing 94 percent in the fourth quarter 2003 over the same period last year. Online sales, including third party sites, accounted for 33 percent of the total segments flown in the fourth quarter.

Continental entered into alliance agreements with AeroMexico and Maersk Air of Denmark during the fourth quarter. The codeshare flights, beginning in the first quarter of 2004, will simplify travel by facilitating connections between Continental and each of the two carriers, providing greater choice and convenience to passengers.

Continental began interline electronic ticketing with KLM Royal Dutch Airlines and AeroMexico, allowing customers to use a single electronic ticket when their itineraries include both carriers. These two airlines join the growing list of successful interline electronic ticketing agreements Continental has with 19 airlines, including Northwest, Delta, American, United, US Airways, Alaska, Aloha and America West.

Continental received the highest overall score of all airlines surveyed in the 2003 Business Travel News Annual Airlines Survey. Continental garnered top marks in five of the 10 categories, including services/amenities, special VIP services, quality of airline communication, value of its sales manager visits and empowerment of Continental's sales representatives.

During the fourth quarter, Continental began daily nonstop service between Houston and Ciudad del Carmen, Mexico; Houston and Manzanillo, Mexico; and New York to Bridgetown, Barbados. In addition, Continental increased the frequency of its nonstop service between New York and Hong Kong, and announced that it will resume its second daily non-stop service between New York and Tel Aviv, Israel in March 2004. Continental's regional operator, Continental Express, began twice daily nonstop service linking New York with Huntsville, Alabama, and daily nonstop flights between New York and Tulsa, Oklahoma.

Fourth Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 2.6 percent (0.3 percent increase holding fuel rate constant and excluding the MD-80 aircraft charge) in the fourth quarter over the same period last year. For the full year, Continental's CASM decreased 1.8 percent (0.5 percent holding fuel rate constant and excluding the security fee reimbursement and special charges) compared to 2002.

"With 2003 behind us, we've turned our focus on achieving the full $500 million of cost savings in 2004," said Jeff Misner, Continental's senior vice president and chief financial officer. "With the continued efforts of every member of the Continental team, we are confident we will be successful in aligning our costs to meet a very tough revenue environment."

Continental ceased consolidating the financial results of ExpressJet Holdings, Inc. in its financial statements as of Nov. 12, 2003 as detailed in "ExpressJet Deconsolidation Summary" on page 10.

Continental obtained financing for four 737-800 aircraft delivered in the fourth quarter 2003 and six 737-800 aircraft scheduled for delivery in 2004. Financing for five 757-300 aircraft scheduled for delivery in 2004 has also been obtained.

In conjunction with the IPO of ExpressJet, Continental and ExpressJet entered into a tax sharing agreement whereby ExpressJet may be obligated to pay Continental a portion of the tax savings associated with ExpressJet's asset step-up in basis effected with the IPO transaction. Post-deconsolidation, payments received from ExpressJet ($17 million in the fourth quarter) under the tax sharing agreement are included in other nonoperating income.

Continental ended the fourth quarter with $1.6 billion in cash and short-term investments, of which $170 million is restricted.

2003 Achievements

Continental's superior customer service and excellent employee relations continued to distinguish the airline from its competitors in 2003.

  For the sixth consecutive year, Continental was named one of the "100 Best Companies to Work For" by Fortune magazine in an independent study conducted in conjunction with the Great Place to Work Institute of San Francisco, and was again the only passenger airline on the list.
  Continental, Delta and Northwest launched a new alliance, giving customers more flights to more destinations, and reciprocal frequent flyer and lounge benefits.
  Continental reached its 2003 goal of $400 million in cost savings and revenue generating initiatives. The company also realized more than $200 million in savings related to an additional $500 million savings goal set for 2004.
  Continental completed its new 23-gate "Terminal E" at its largest hub, Bush Intercontinental Airport in Houston. The new facility features a spacious, modern design and conveniences for travelers, including a new selection of restaurants and shops, while giving Continental a platform for growing domestic and international service. With Terminal E in full operation, Continental now has more than 100 gates at Bush Intercontinental Airport to grow its schedule of over 555 daily departures.
  During the year, Continental launched a package of special services and benefits for premium flyers including Elite Access, Elite for the Day, and No Middle Seat Guarantee. These services include "head of the line" boarding at any time during the boarding process, first-to-the carousel baggage delivery, space available first-class upgrades and guaranteed window or aisle seating.
  continental.com generated more than $1 billion in sales in 2003, an increase of 81 percent over 2002, and implemented web check-in up to 30 hours prior to flight departure for eTicketed customers traveling throughout the United States.
  Continental contributed $272 million in cash and $100 million in ExpressJet Holdings common stock to its defined benefit pension plan, exceeding its minimum pension obligation for 2003 by $283 million and bringing the plan funding to approximately 90 percent of the company's current liability.
  Continental completed the installation of eService Center self-check-in kiosks at all airports it serves in the U.S. The airline now operates 779 eService Centers in 130 U.S. airports. More than 70 percent of eligible customers bypass conventional ticket counters to use eService Centers, continental.com or curbside kiosks to check in for their flights.
  Conde Nast Traveler once again ranked Continental's premium class service above all other U.S. airlines surveyed for comfort and value in its 2003 Business Traveler Awards. The airline's BusinessFirst service has outranked all other U.S. airlines surveyed for each of the six years that Conde Nast Traveler readers have completed the survey.

Corporate Background

Continental Airlines is the world's seventh-largest airline and has more than 2,300 daily departures. With 126 domestic and 101 international destinations, Continental has extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. With 42,000 employees, Continental is one of the 100 Best Companies to Work For in America as ranked by Fortune magazine for the last six years. In 2003, Fortune ranked Continental highest among major U.S. carriers in the quality of its service and products, and No. 2 on its list of Most Admired Global Airlines. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2002 10-K/A and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed in this press release, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

SUMMARY OF SPECIAL ITEMS

(In millions of dollars)
Fourth Quarter 2003	Income (Expense)
	Pre Tax	After Tax

Gain on Hotwire and Orbitz investments (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	$ 132	$ 83
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold	24	15
Lease exit costs for permanently grounded MD-80 aircraft	(21)	(13)
	$ 135	$ 85
Full Year 2003	Income (Expense)
	Pre Tax	After Tax

Gain on the sale of ExpressJet stock	$ 173	$ 100
Gain on Hotwire and Orbitz investments (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	132	83
MD-80 fleet impairment loss	(65)	(41)
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold	24	15
Lease exit costs for permanently grounded MD-80 aircraft	(21)	(13)
Boeing 737 aircraft delivery deferral	(14)	(8)
	$ 229	$ 136
Full Year 2002	Income (Expense)
	Pre Tax	After Tax

Lease exit costs for DC10-30, MD-80 and turboprop aircraft	$(149)	$ (94)
Impairment of MD-80 and turboprop aircraft	(93)	(59)
Write-down of U.S. government Air Transportation Safety and System Stabilization Act receivable	(12)	(8)
	$ (254)	$(161)

EXPRESSJET DECONSOLIDATION SUMMARY

     Continental ceased consolidating the financial results of ExpressJet Holdings, Inc. in its financial statements as of Nov. 12, 2003, when the combined interest held by Continental's pension plan and Continental fell below the 41 percent threshold determined in accordance with FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." The deconsolidation does not affect the amount of net income reported by Continental, however, the presentation of several line items is different. Revenue, aircraft rentals, booking fees, credit card discount and sales, passenger servicing and commissions are unaffected by deconsolidation as Continental is responsible for all ticket sales and marketing of ExpressJet flights. The remaining operating expense line items and minority interest include ExpressJet amounts for the period through Nov. 12, 2003.

     Post-deconsolidation, Continental's 31 percent proportionate share of ExpressJet's net income is reflected in "Equity in the income (loss) of affiliates." Payments made to ExpressJet under Continental's capacity purchase agreement are reported as "Regional capacity purchases, net."

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)
	Three Months Ended December 31,		Increase/
	2003	2002	(Decrease)

Operating Revenue:
Passenger	$2,051	$1,892	8.4%
Cargo, mail and other (a)	197	146	34.9%
	2,248	2,038	10.3%

Operating Expenses:
Wages, salaries and related costs	738	739	(0.1)%
Aircraft fuel	290	285	1.8%
Aircraft rentals	225	215	4.7%
Regional capacity purchase, net (b)	153	-	NM
Landing fees and other rentals	151	149	1.3%
Maintenance, materials and repairs	114	125	(8.8)%
Depreciation and amortization	108	115	(6.1)%
Booking fees, credit card discount and sales	91	86	5.8%
Passenger servicing	73	68	7.4%
Commissions	38	37	2.7%
Other	230	275	(16.4)%
Fleet impairment losses and other special charges (c)	21	-	NM
	2,232	2,094	6.6%

Operating Income (Loss)	16	(56)	NM

Nonoperating Income (Expense):
Interest expense	(98)	(95)	3.2%
Interest capitalized	5	8	(37.5)%
Interest income	6	6	-
Equity in the income (loss) of affiliates	13	4	NM
Other, net (d)	154	(11)	NM
	80	(88)	NM

Income (Loss) before Income Taxes and Minority Interest	96	(144)	NM
Income Tax Benefit (Provision)	(40)	46	NM
Minority Interest	(9)	(11)	(18.2)%
Net Income (Loss)	$ 47	$ (109)	NM

Basic Earnings (Loss) per Share	$ 0.72	$(1.67)	NM

Diluted Earnings (Loss) per Share	$ 0.67	$(1.67)	NM

Shares used for computation:
Basic	65.7	65.2	0.8%
Diluted	75.3	65.2	15.5%

(a) Includes $24 million of additional income for a change in the expected redemption of frequent flyer mileage credits sold.

(b) Continental ceased consolidating the financial results of ExpressJet Holdings, Inc. in its financial statements as of November 12, 2003. Payments made to ExpressJet under Continental's capacity purchase agreement, previously eliminated in consolidation, are reported in the Regional capacity purchase, net line as of November 13, 2003.

(c) Lease exit costs for permanently grounded MD-80 aircraft.

(d) Includes $132 million of gains related to sale of investments in Hotwire and Orbitz (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz).

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

	Year Ended December 31,		Increase/
	2003	2002	(Decrease)

Operating Revenue:
Passenger	$8,135	$7,862	3.5%
Cargo, mail and other (a)	735	540	36.1%
	8,870	8,402	5.6%

Operating Expenses:
Wages, salaries and related costs	3,056	2,959	3.3%
Aircraft fuel	1,255	1,023	22.7%
Aircraft rentals	896	902	(0.7)%
Landing fees and other rentals	620	633	(2.1)%
Maintenance, materials and repairs	509	476	6.9%
Depreciation and amortization	444	444	-
Booking fees, credit card discount and sales	377	380	(0.8)%
Passenger servicing	297	296	0.3%
Regional capacity purchase, net (b)	153	-	NM
Commissions	148	212	(30.2)%
Security fee reimbursement (c)	(176)	-	NM
Other	988	1,135	(13.0)%
Fleet impairment losses and other special charges (d)	100	254	(60.6)%
	8,667	8,714	(0.5)%

Operating Income (Loss)	203	(312)	NM

Nonoperating Income (Expense):
Interest expense	(393)	(372)	5.6%
Interest capitalized	24	36	(33.3)%
Interest income	19	24	(20.8)%
Gain on dispositions of ExpressJet Holdings shares	173	-	NM
Equity in the income (loss) of affiliates	23	8	NM
Other, net (e)	152	(15)	NM
	(2)	(319)	NM

Income (Loss) before Income Taxes and Minority Interest	201	(631)	NM
Income Tax Benefit (Provision)	(114)	208	NM
Minority Interest	(49)	(28)	75.0%
Net Income (Loss)	$ 38	$ (451)	NM

Basic and Diluted Earnings (Loss) per Share	$ 0.58	$ (7.02)	NM

Shares used for computation:
Basic	65.4	64.2	1.9%
Diluted	65.6	64.2	2.2%

  Includes $24 million of additional income for a change in the expected redemption of frequent flyer mileage credits sold.
  Continental ceased consolidating the financial results of ExpressJet Holdings, Inc. in its financial statements as of November 12, 2003. Payments made to ExpressJet under Continental's capacity purchase agreement, previously eliminated in consolidation, are reported in the Regional capacity purchase, net line as of November 13, 2003.

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(c) The Company received $176 million for the reimbursement of security fees in the second quarter of

2003.

(d) The Company recorded a $65 million impairment charge in the first quarter of 2003 for its MD-80 fleet and spare parts associated with grounded aircraft, a $14 million charge in the second quarter of 2003 for expense associated with the deferral of Boeing 737 aircraft deliveries and a $21 million charge in the fourth quarter of 2003 for lease exit costs for permanently grounded MD-80 aircraft. In 2002, the

Company recorded $149 million of lease exit costs for DC10-30, MD-80 and turboprop aircraft, $93 million for impairment of MD-80 and turboprop aircraft, and $12 million to write down its receivable from the U.S. government related to the finalization of its grant application under the Air Transportation

Safety and System Stabilization Act.

(e) Includes $132 million of gains related to sale of investments in Hotwire and Orbitz (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz).

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended December 31,		Increase/
	2003	2002	(Decrease)

Mainline Operations (except as noted):
Revenue passengers (thousands)	9,884	9,651	2.4%
Revenue passenger miles (millions)	14,782	13,908	6.3%
Available seat miles (millions)	19,591	19,571	0.1%
Cargo ton miles (millions)	239	244	(2.0)%

Passenger load factor:
Mainline	75.5%	71.1%	4.4 pts.
Domestic	75.2%	71.9%	3.3 pts.
International	75.9%	69.7%	6.2 pts.
Consolidated (a)	74.9%	70.6%	4.3 pts.
Consolidated breakeven passenger load factor (a)(b)	71.6%	79.5%	(7.9) pts.

Passenger revenue per available seat mile (cents)	8.66	8.34	3.8%
Total revenue per available seat mile (cents)	9.66	9.07	6.5%
Average yield per revenue passenger mile (cents)	11.48	11.73	(2.1)%

Cost per available seat mile (cents)	9.53	9.29	2.6%
Cost per available seat mile, holding fuel rate constant (cents) (c)	9.43	9.29	1.5%
Cost per available seat mile, holding fuel rate constant and excluding special charges (cents) (c)	9.32	9.29	0.3%

Average price per gallon of fuel, excluding fuel taxes (cents)	85.32	79.11	7.8%
Average price per gallon of fuel, including fuel taxes (cents)	89.57	83.05	7.9%
Fuel gallons consumed (millions)	314	316	(0.6)%

Aircraft in fleet at end of period	355	366	(3.0)%
Average stage length	1,274	1,236	3.1%
Average utilization (hours)	9:15	9:08	1.3%

Regional Operations:
Revenue passenger miles (millions)	1,630	1,077	51.3%
Available seat miles (millions)	2,316	1,663	39.3%
Passenger load factor	70.4%	64.7%	5.7 pts.
Aircraft in fleet at end of period	224	188	19.1%

  Includes regional operations.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. The $85 million of income (detailed in the special items table above) included in the fourth quarter 2003 consolidated breakeven load factor accounted for a decrease of 6.0 percentage points.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost (excluding special charges, where applicable) by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Year Ended December 31,			Increase/
	2003		2002	(Decrease)

Mainline Operations (except as noted):
Revenue passengers (thousands)	39,861		41,016	(2.8)%
Revenue passenger miles (millions)	59,165		59,349	(0.3)%
Available seat miles (millions)	78,385		80,122	(2.2)%
Cargo ton miles (millions)	917		908	1.0%

Passenger load factor:
Mainline	75.5%		74.1%	1.4 pts.
Domestic	76.2%		73.8%	2.4 pts.
International	74.3%		74.5%	(0.2) pts.
Consolidated (a)	74.8%		73.3%	1.5 pts.
Consolidated breakeven passenger load factor (a)(b)	73.7%		82.5%	(8.8) pts.

Passenger revenue per available seat mile (cents)	8.73		8.61	1.4%
Total revenue per available seat mile (cents)	9.64		9.27	4.0%
Average yield per revenue passenger mile (cents)	11.57		11.63	(0.5)%

Cost per available seat mile (cents)	9.36		9.53	(1.8)%
Cost per available seat mile, holding fuel rate constant (cents) (c)	9.08		9.53	(4.7)%
Cost per available seat mile, holding fuel rate constant and excluding security fee reimbursement and special charges (cents) (c)	9.17	(0.16)	9.22	(0.5)%

Average price per gallon of fuel, excluding fuel taxes (cents)	87.18		69.97	24.6%
Average price per gallon of fuel, including fuel taxes (cents)	91.40		74.01	23.5%
Fuel gallons consumed (millions)	1,257		1,296	(3.0)%

Aircraft in fleet at end of period	355		366	(3.0)%
Average stage length	1,270		1,225	3.7%
Average daily utilization (hours)	9:19		9:31	(2.1)%

Regional Operations:
Revenue passenger miles (millions)	5,769		3,952	46.0%
Available seat miles (millions)	8,425		6,219	35.5%
Passenger load factor	68.5%		63.5%	5.0 pts.
Aircraft in fleet at end of period	224		188	19.1%

  Includes regional operations.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. The security fee reimbursement of $111 million and special items of $136 million in 2003 and $161 million in 2002 (detailed in the table above), included in the consolidated breakeven load factor account for a decrease of 4.5 percentage points and an increase of 3.4 percentage points, respectively.
  Cost per available seat mile holding fuel rate constant is computed by dividing operating cost (excluding security fee reimbursement and special charges, where applicable) by available seat miles, adjusting average fuel price per gallon for the most recent period to equal the average fuel price per gallon for the corresponding period in the prior year. This statistic provides management and investors the ability to measure and monitor Continental's cost performance on a consistent basis. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	Actual	First Call
EPS - Fourth Quarter 2003	Results	Mean

Diluted earnings per share	$ 0.67	$ 0.47
Adjustments:
Less: Gain on investments in Orbitz and Hotwire (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	(1.27)	(1.27)
Less: Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold	(0.23)	(0.23)
Add: Lease exit costs for permanently grounded MD-80s	0.20	0.20
Add: Dilutive effect of convertible securities (a)	0.05	0.02

Diluted loss per share, excluding special items (b)	$(0.58)	$(0.81)

	Year Ended
Net Income (in millions of dollars)	December 31, 2003

Net income	$ 38
Adjustments (net of taxes):
Less: Government security fee reimbursement	(111)
Less: Gain on the sale of ExpressJet stock	(100)
Less: Gain on investments in Orbitz and Hotwire (after related compensation expense and including adjustment to fair value of remaining investment in Orbitz)	(83)
Less: Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold	(15)
Add: MD-80 fleet impairment loss	41
Add: Lease exit costs for permanently grounded MD-80 aircraft	13
Add: Boeing 737 aircraft delivery deferral charge	8

Net income excluding government security fee reimbursement and special items (b)	$(209)

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (cont'd)
	Three Months Ended December 31,		Increase/
CASM Mainline Operations	2003	2002	(Decrease)

Cost per available seat mile (CASM) (cents)	9.53	9.29	2.6%
Adjustments:
Less: Lease exit costs for permanently grounded MD-80s	(0.11)	-
Less: Current year fuel cost per available seat mile (cents) (c)	(1.37)	-
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (c)	1.27	-

CASM holding fuel rate constant and excluding special charges (cents) (b)	9.32	9.29	0.3%

	Year Ended December 31,		Increase/
CASM Mainline Operations	2003	2002	(Decrease)

Cost per available seat mile (CASM) (cents)	9.36	9.53	(1.8)%
Adjustments:
Add (Less): Security fee reimbursement and fleet impairment losses and other special charges per available seat mile (cents)	0.09	(0.31)
Less: Current year fuel cost per available seat mile (cents) (c)	(1.40)	-
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (c)	1.12	-

CASM holding fuel rate constant and excluding security fee reimbursement and special charges (cents) (b)	9.17	9.22	(0.5)%

  The diluted loss per share calculation excluding special items does not include potentially dilutive securities, as including them would be anti-dilutive. This adjustment includes the impact of using the diluted share count including potentially dilutive securities, and adjusting net income for the assumed conversion of convertible securities, as including these in an earnings per share situation is dilutive.
  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

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